EXHIBIT 99.1

[SOURCECORP. LOGO]

SOURCECORP Provides Updates on SEC Investigation; Nasdaq Exception; Fiduciary Claim

DALLAS, Texas (January 18, 2005) – SOURCECORP, Incorporated (NASDAQ: SRCPE) today provided an update on matters relating to the internal investigation it announced October 27, 2004, which is focused on one of the Company’s operating subsidiaries in the Information Management Division of the Company’s Information Management and Distribution reportable segment. The operating subsidiary that is the subject of this investigation represented approximately 8% and 18% of the Company’s previously reported 2003 revenues and earnings, respectively, from continuing operations (before giving effect to any necessary adjustments in connection with the Company’s pending restatement of its 2003 and 2004 financial results).

The Company initially self-reported the restatement issues to, and is cooperating with, the staff of the enforcement division of the Securities and Exchange Commission (the “SEC”) and is providing the SEC with periodic updates as to the progress of the Company’s internal investigation. On January 14, 2005, the Company received written confirmation that the previously announced informal SEC inquiry in connection with these issues has been converted into a formal investigation by the SEC. The Company intends to continue to cooperate with the SEC in connection with the investigation.

On November 16, 2004, the Company announced the receipt of a Nasdaq Staff Determination letter, which indicated that the Company’s stock was subject to delisting from The Nasdaq Stock Market for failure to timely file the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company appeared before the Nasdaq Listing Qualifications Panel on December 15, 2004, at which time the Company formally requested an exception to the Nasdaq listing requirement concerning filing public reports (the “Requested Exception”) to permit the Company to file the required quarterly report and file any required restatements without being delisted. By letter dated January 12, 2005, the Company received the determination of the Nasdaq Listing Qualifications Panel (the “Panel”) granting the Requested Exception through February 15, 2005, subject to a variety of conditions, including that the Company file its third quarter 2004 quarterly report and all required restatements by such date, that the Company provide certain requested information by January 25, 2005, and that the Company timely file all other periodic reports for all reporting periods ending on or before December 31, 2005. In its determination, the Panel reserved the right to reconsider the terms of its exception. The Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the decision. Assuming there is no such reconsideration or review, the Company’s stock will not be delisted for failure to timely file the required third quarter 2004 quarterly report provided that the Company meets the required conditions noted above. Although the Company is attempting to resolve all pending restatement issues in a timely manner, since the Company’s related internal investigation is still ongoing, the Company cannot predict with certainty whether it will be able to meet the Panel’s required filing deadline.

The Company further announced that a purported stockholder derivative action was filed against certain of its current and former officers and directors as individual defendants and the Company as a nominal defendant in the 116th District Court for Dallas County, Texas. The purported stockholder derivative action alleges breach of fiduciary duty, abuse of control, gross mismanagement, waste of assets, and unjust enrichment related to the Company’s press release dated October 27,2004, in which the Company disclosed that its 2003 and 2004 financial statements should no longer be relied upon and also provided updated financial guidance. All of these claims are asserted derivatively on behalf of the Company.

The Company also announced that the Chairman of the Company’s Board received from a purported shareholder a demand letter based on the same set of facts as the derivative claims.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com

Contact: Chuck S. Gilbert, Sr. VP, General Counsel and Secretary, 214.740.6598 or chuckgilbert@srcp.com

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.